Exhibit 3.855
AMENDED AND RESTATED
TEXAS LIMITED PARTNERSHIP AGREEMENT OF
REPUBLIC WASTE SERVICES OF TEXAS, LTD.
     This Limited Partnership Agreement of REPUBLIC WASTE SERVICES OF TEXAS, LTD, (this “Agreement”) dated as of December 28, 1999, and first Amended and Restated as of April 24, 2001, is further Amended and Restated as of November 24, 2004 and is by and between, REPUBLIC WASTE SERVICES OF TEXAS GP, INC., a Delaware corporation, and REPUBLIC WASTE SERVICES OF TEXAS LP, INC., a Delaware corporation.
     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     The following capitalized terms shall have the following meanings when used in this Agreement:
     “Act” means the Texas Revised Limited Partnership Act, Texas Revised Civil Statutes Art. 6132a-l, as amended from time to time (or any corresponding provisions of succeeding law).
     “Certificate” means the Certificate of Limited Partnership of Republic Waste Services of Texas, Ltd. filed in the Office of the Secretary of State of Texas on December 28, 1999.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).
     “Fiscal Year” means (i) the period commencing on the Effective Date or any subsequent January 1 and (ii) ending on the earlier to occur of (A) the next December 31 or (B) the date on which all assets of the Partnership are distributed pursuant to Section 10.1 hereof and the Certificate has been cancelled pursuant to the Act.
     “General Partner” means Republic Waste Services of Texas GP, Inc.
     “Gross Receipts” means all cash receipts of any kind received by the Partnership.
     “Initial Capital Contribution” means the Capital Contributions to be made by the Partners pursuant to Section 3.1 hereof.
     “Limited Partner” means the Original Limited Partner and any other eligible person who has become a Limited Partner pursuant to the terms of this Agreement.
     “Majority in Interest of the Limited Partners” means those Limited Partners holding and voting more than 50% of the Partnership Interests. For purposes of calculating any vote of

Limited Partners as set forth herein, any Partnership Interest held by an assignee pursuant to Section 8.3(a) hereof shall be excluded.
     “Net Cash Flow” means the excess of Gross Receipts over the sum of the amounts of (i) Operating Expenses and (ii) any Reserves established by the General Partner pursuant to this Agreement.
     “Operating Deficits” means the excess of Operating Expenses over Gross Receipts.
     “Operating Expenses” means all cash expenditures of every kind and nature which the Partnership shall pay, including, without limitation, debt service, audit and legal expenses.
     “Original Limited Partner” means Republic Waste Services of Texas LP, Inc.
     “Partners” means the General Partner and the Limited Partners, where no distinction is required by the context in which the term is used herein. “Partner” means any one of the Partners.
     “Partnership” means Republic Waste Services of Texas, Ltd.
     “Partnership Accountants” has the meaning assigned to such term in Section 7.1 (b) hereof.
     “Partnership Interest” of a Partner shall mean the percentage determined by dividing the Capital Contributions of the Partner by the Capital Contributions of all the Partners; provided, however, that at all times the General Partner shall have a Partnership Interest of not less than one percent (1% ). The initial Partnership Interests of the Partners is set forth on Exhibit A hereto. The Partnership Interests shall be redetermined from time to time upon the Partners making Additional Capital Contributions.
     “Person” means any individual, partnership, corporation, trust, or other entity.
     “Profits” and “Losses” means, for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss).
     “Properties” means all real and personal properties acquired by the Partnership and shall include both tangible and intangible property.
     “Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
     “Reserves” means the amounts used to pay or establish reserves for future Operating Expenses, including debt payments, repayment of loans to Partners, capital improvements, replacements and contingencies, if any, all as reasonably determined by the General Partner.

ARTICLE II
FORMATION, NAME, PURPOSES AND OFFICES
     Section 2.1 Organization. The Partners confirm and ratify the organization and formation of the Partnership as a limited partnership pursuant to the provisions of the Act for the limited purposes set forth in Section 2.3 below and upon the terms and conditions set forth in this Agreement.
     Section 2.2 Partnership Name. The name of the Partnership shall be Republic Waste Services of Texas, Ltd., and all business of the Partnership shall be conducted in such name, or another assumed name designated by the General Partner if Republic Waste Services of Texas, Ltd., is not available for use by the Partnership in any jurisdiction in which the Partnership proposes to conduct business.
     Section 2.3 Purposes. The purposes and business of the Partnership shall be the following: (a) to provide solid waste collection, hauling, recycling and disposal services; (b) to engage in any and all activities related or incidental to any of the foregoing; and (c) such other purposes and activities as permitted under the Act.
     Section 2.4 Registered Office. The registered office of the Partnership in the State of Texas is c/o CT Corporation System, 350 North St. Paul Street, Dallas, Texas 75201, and the name and address of the registered agent for service of process on the Partnership in the State of Texas is c/o CT Corporation System, 350 North St. Paul Street, Dallas, Texas 75201. The name and business address of the General Partner of the Partnership is Republic Waste Services of Texas GP, Inc., 110 Southeast 6th Street, 28th Floor, Fort Lauderdale, Florida 33301. The General Partner may change the registered office of the Partnership to any other place within the State of Texas upon ten (10) days’ written notice to the Limited Partners and the preparation and filing of an amendment of the Certificate of Limited Partnership of the Partnership reflecting such change. The Partnership may maintain other offices at such other locations as the General Partner shall determine from time to time.
     Section 2.5 Term. The term of the Partnership commenced on the effective date of this Agreement first set forth above and shall continue until the earlier of (i) December 2, 2034 or (ii) the winding up and liquidation of the Partnership and its business following an event of dissolution as described in Article IX hereof
ARTICLE III
PARTNERS’ CAPITAL CONTRIBUTIONS
     Section 3.1 Initial Capital Contributions. Contemporaneously with the execution and delivery of this Agreement by a Partner, such Partner hereby contributes to the Partnership as an Initial Capital Contribution the cash or other property more particularly described in Exhibit A attached hereto. Except as set forth in this Section 3.1, no Partner shall be required to make any Capital Contribution to the Partnership or otherwise provide any funds to the Partnership without the prior written consent of such Partner.
     Section 3.2 Capital Accounts. A separate Capital Account shall be established for each Partner (each a “Capital Account”) on the books of the Partnership on the date on which such Partner makes its Initial Capital Contribution, as provided in Section 3.1 hereof. The foregoing provisions and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Sections 1.704-l(b) and 1.704-2 of the Regulations and shall be interpreted and applied in a manner consistent with the Regulations.
ARTICLE IV
DISTRIBUTIONS
     Section 4.1 Distributions of Net Cash Flow. The Partnership shall distribute to the Partners any Net Cash Flow to such Partners and at such times as the General Partner shall reasonably determine to be appropriate, but in any event within ninety (90) days after the end of each Fiscal Year. Distributions of Net Cash Flow will be made to Partners pro rata in proportion to their Partnership Interests.
ARTICLE V
ALLOCATIONS
     Section 5.1 Allocations of Profits. Profits for any Fiscal Year shall be allocated to the Partners in proportion to their Partnership Interests in effect at the end of the Fiscal Year.
     Section 5.2 Allocation of Losses. Losses for any Fiscal Year shall be allocated to the Partners in proportion to their Partnership Interests in effect at the end of the Fiscal Year.
ARTICLE VI
MANAGEMENT OF THE PARTNERSHIP
     The management and control of the business and affairs of the Partnership and Properties of the Partnership shall be exclusively vested in the General Partner who shall have the sole and exclusive right to manage the businesses of the Partnership and shall have all of the rights and powers which may be possessed by general partners under the Act. Without limiting the generality of the foregoing, the Partners hereby authorize the General Partner to (a) incur indebtedness on behalf of the Partnership; (b) grant an option with respect to, or sell, exchange, convey, assign, transfer, mortgage, or grant a security interest in any of the Properties of the Partnership, whether in trust for creditors, to secure a promise of the assignee to pay debts of the Partnership, or otherwise; (c) prosecute and settle claims by or against the Partnership; (d) to possess any of the Properties of the Partnership and hold title to any of Properties of the Partnership in the name of the Partnership, the General Partner or other nominee approved by the General Partner and subject to a nominee agreement approved by the General Partner; and (e) to exercise any right (including granting any consent or waiver) of the Partnership under any agreement or instrument as the General Partner in its sole discretion shall deem necessary or desirable. The General Partner agrees to carry out the purposes and businesses of the Partnership in accordance with this Agreement; to devote to the Partnership’s businesses such time as the General Partner, in its sole discretion, shall determine to be required for the efficient conduct of such businesses; and to perform, or cause and supervise the performance of, all supervisory, management and operational services and functions of the Partnership.

ARTICLE VII
BOOKS AND RECORDS
     Section 7.1 Books and Records, Periodic Reporting.
          (a) The Partnership shall keep accurate and complete books of account and records on an accrual basis prepared in accordance with generally accepted accounting principles. All financial statements shall be accurate in material respects and shall present fairly the financial position and results of operations of the Partnership. The books of account and records of the Partnership shall at all times be maintained at the principal office of the Partnership.
          (b) No later than ninety (90) days after the end of each Fiscal Year, the General Partner shall furnish the Limited Partners with financial statements prepared in accordance with generally accepted accounting principles and audited by a firm of certified public accountants selected by the General Partner (the “Partnership Accountants”).
          (c) No later than sixty (60) days after the end of each fiscal quarter (other than the last fiscal quarter) in each Fiscal Year, the General Partner shall furnish the Limited Partners with financial statements for such fiscal quarter and for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter prepared in accordance with generally accepted accounting principles, subject to normal year end adjustments.
          (d) The Partnership’s federal, state and local income and other tax returns shall be prepared at the expense of the Partnership by the Partnership Accountants. All tax returns shall be signed on behalf of the Partnership and filed by the General Partner.
     Section 7.2 Right to Inspection. Each Limited Partner shall have the right at all reasonable times upon reasonable notice to examine and copy at its expense the books and records of the Partnership.
     Section 7.3 Tax Matters Partner. The General Partner is hereby designated as the tax matters partner of the Partnership under Subchapter C of Chapter 63 as contained in subtitle F of the Code. All elections permitted to be made by the Partnership under the Code shall be made by the General Partner.
     Section 7.4 Tax Elections. The Partnership shall be treated, and shall file its tax returns, as a partnership for federal, state and local income and other tax purposes. If any Partner receives notice of a tax examination of the Partnership by any federal, state or local authority, it shall promptly give notice thereof to the other Partners. No settlement of any tax issue involving the Partnership shall be made by the General Partner without the consent of a Majority in Interest of the Limited Partners.

ARTICLE VIII
ADMISSION AND WITHDRAWAL OF PARTNERS;
ASSIGNMENT; REMOVAL OF GENERAL PARTNER
     Section 8.1 Admission of New Limited Partners. The Partnership may admit one or more new Limited Partners. Any Limited Partner so admitted shall (a) make a Capital Contribution, and (b) have a Partnership Interest, in such amounts as shall be determined by the General Partner in connection with the admission of such Limited Partner.
     Section 8.2 Withdrawal of a Partner.
          (a) The General Partner may not withdraw from the Partnership without breaching this Agreement unless such withdrawal is approved by a Majority in Interest of the Limited Partners.
          (b) No Limited Partner may withdraw from the Partnership without the written consent of the General Partner, which consent may be withheld for any reason or no reason. In granting such consent, the General Partner may condition the withdrawal of the Limited Partner on such matters as the General Partner may deem appropriate.
          (c) No Limited Partner may withdraw from the Partnership if the effect of such withdrawal would cause the Partnership to breach or be in default under any agreement, document, contract or instrument to which the Partnership is a party or by which the assets of the Partnership are bound.
          (d) On the withdrawal of a Limited Partner from the Partnership in accordance with this Section, such Limited Partner shall be entitled to receive the fair value of its interest in the Partnership as of the end of the most recently completed Calendar Quarter.
     Section 8.3 Assignment.
          (a) No Limited Partner nor any assignee or successor in interest of a Limited Partner may, without the prior written consent of the General Partner, which consent may be withheld for any reason or no reason, assign, pledge, hypothecate, encumber or otherwise transfer all or any portion of its Partnership Interest or rights and/or obligations hereunder. Without the written consent of the General Partner, which consent may be withheld for any reason or no reason, any assignee pursuant to this Section 8.3 (a) shall not be entitled to become a substitute Limited Partner and upon foreclosure or other realization of the Partnership Interest of the particular Limited Partner, such assignee shall only be entitled to receive any distributions payable with respect to the Partnership Interest and shall not be entitled to consent or vote on any matter requiring the consent or approval of the Limited Partners and any such Partnership Interest held by such assignee shall be excluded in any calculation of a Majority in Interest of the Limited Partners. In no event may a Partner, an assignee of a Partner or a successor in interest of a Partner assign, pledge, hypothecate, encumber or otherwise transfer all or any portion of its Partnership Interest if the effect of such action would cause the Partnership to breach or be in default under any agreement, document, contract or instrument to which the Partnership is a party, or by which the Partnership, or the assets of the Partnership are bound. The Partnership may condition any such assignment on the receipt by the Partnership of opinions of counsel acceptable to the Partnership with respect to compliance by the Partnership and the assigning Partner with securities, tax and other laws and such other matters as the General Partner may deem appropriate.
          (b) Neither the General Partner nor any assignee or successor in interest of the General Partner may, without the prior written consent of a Majority in Interest of the Limited Partners, which consent may be withheld for any reason or no reason, assign, pledge, hypothecate, encumber or otherwise transfer all or any portion of its Partnership Interest or rights and/or obligations hereunder.
          (c) Any Partner that has assigned all of its Partnership Interest (other than for the purpose of granting a security interest therein if permitted by Section 8.3(a)) shall cease to be a Partner for purposes of this Agreement.
ARTICLE IX
DISSOLUTION OF PARTNERSHIP
     The Partnership shall be dissolved upon the occurrence of any of the following events:
          (a) the voluntary agreement of the General Partner and each of the Limited Partners to dissolve the Partnership;
          (b) the expiration of the term specified in Section 2.5 hereof; or
          (c) any other act constituting a dissolution under applicable law.
ARTICLE X
LIQUIDATION OF THE PARTNERSHIP
     Section 10.1 Liquidation. In the event of dissolution of the Partnership where the businesses of the Partnership shall not be continued, liquidation shall occur. The General Partner shall supervise the liquidation of the Partnership. In the event of any liquidation of the Partnership under this Agreement or the Act, the proceeds of liquidating the Partnership shall be applied and distributed in the following order of priority (each item to be satisfied in full in the order listed below before any of such proceeds are allocated to the subsequent item):
          (a) first, to creditors, including Partners who are creditors (to the extent not otherwise prohibited by law), in satisfaction of liabilities of the Partnership (whether by payment or the making of reasonable provision for payment therefor), other than liabilities for which reasonable provision for payment has been made and liabilities for interim distributions to Partners and distributions to Partners on withdrawal; then
          (b) second, to the setting up of any reserves which the General Partner (or, if applicable, the liquidating trustee) determines to be reasonably necessary for any contingent liabilities of the Partnership or of any Partner arising out of, or in connection with, a Partnership liability; then

          (c) third, the balance, if any, to the Partners in accordance with each Partner’s Capital Account after giving effect to all contributions, distributions, and allocations for all periods.
     No General Partner shall receive any additional compensation for any services performed pursuant to this Article 10.
     Section 10.2 Compliance With Timing Requirements of Regulations. In the event the Partnership is “liquidated” within the meaning of Section 1.704-l(b)(2)(ii)(g) of the Regulations, (a) distributions shall be made pursuant to this Article X to the Partners who have positive Capital Accounts in compliance with Section 1.704- 1 (b)(2)(ii)(b)(2) of the Regulations, and (b) if any General Partner’s Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such liquidation occurs), such General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Section 1.7041(b)(2)(ii)(b)(3) of the Regulations. If any Limited Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such liquidation occurs), such Limited Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.
     Section 10.3 Deemed Distribution and Reconstitution. Notwithstanding any other provision of this Article X, in the event the Partnership is liquidated within the meaning of Regulations Section 1.704- 1 (b)(2)(ii)(g) but the Partnership is not liquidated under this Article 10, the property of the Partnership shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged, and the Partnership’s affairs shall not be wound up. Instead, the Partnership shall be deemed to have distributed the assets of the Partnership in kind to the Partners, who shall be deemed to have assumed and taken subject to all Partnership liabilities, all in accordance with their respective Capital Accounts. Immediately thereafter, the Partners shall be deemed to have recontributed the Property in kind to the Partnership, which shall be deemed to have assumed and taken subject to all such liabilities.
     Section 10.4 Rights of Limited Partners. Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of his Capital Contribution and shall have no right or power to demand or receive property other than cash from the Partnership. Except as provided in Article IV hereof, no Limited Partner shall have priority over any other Limited Partner as to the return of its Capital Contributions, distributions, or allocations.
ARTICLE XI
MISCELLANEOUS
     Section 11.1 Additional Documents and Acts. In connection with this Agreement, as well as all transactions contemplated by this Agreement, each Partner agrees to execute and deliver such additional documents and instruments, and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement, and all such transactions. All approvals of a Partner hereunder shall be in writing.
     Section 11.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, including both matters of internal law and conflict of laws.
     Section 11.3 Severability. If this Agreement or any portion thereof is, or the operations contemplated hereby are, found to be inconsistent with or contrary to any valid applicable laws or official orders, rules and regulations, the inconsistent or contrary provisions of this Agreement shall be null and void and such laws, orders, rules and regulations shall control and, as so modified, shall continue in full force and effect; provided, however, that nothing herein contained shall be construed as a waiver of any right to question or contest any such law, order, rule or regulation in any forum having jurisdiction.
     Section 11.4 Entire Agreement. This instrument contains all of the understandings and agreements of whatsoever kind and nature existing between the parties hereto with respect to this Agreement and the rights, interests, understandings, agreements and obligations of the respective parties pertaining to the subject matter set forth herein.
     Section 11.5 Binding Effect. Except as herein otherwise expressly stipulated to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties signatory hereto, and their respective successors and permitted assigns.
     Section 11.6 Agreement Restricted to Partners. This Agreement is solely for the parties hereto and no covenant or other provision herein, including but not limited to any obligation to make any Capital Contribution, shall create any rights in, or give rise to any obligation to or any cause of action by, any person not a party hereto.
     Section 11.7 Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.
     Section 11.8 Power of Attorney; Amendments. Each of the Limited Partners hereby makes, constitutes and appoints the General Partner as its true and lawful attorney, to make, sign, execute, acknowledge and file with respect to the Partnership:
          (a) such Certificates of Limited Partnership and such amended Certificates of Limited Partnership as may be required by law or pursuant to the provisions of this Agreement;
          (b) all documents required to qualify the Partnership to do business in any state;
          (c) documents of transfer of Partnership Interests and all other instruments to effect said transfers in the event the provisions of this Agreement have been complied with; and
          (d) all documents required to reflect the dissolution and termination of the Partnership after it has been dissolved or terminated in accordance herewith.

     The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent death, incompetency, legal disability, withdrawal, dissolution, bankruptcy, insolvency or termination of any Partner or the transfer of all or any portion of a Partnership Interest, and shall extend to each Partner’s heirs, legal representatives, successors and assigns.
     Any other amendments to this Agreement may be made only with the approval of the General Partner and a Majority in Interest of the Limited Partners.
     Section 11.9 Notices. All notices and demands provided for in this Agreement shall be in writing and shall be given to the other Partners by hand, by telegram (or telefax), or by United States Registered or Certified Mail, postage prepaid, return receipt requested, to the addresses set forth below or to such other addresses as any Partner hereto may hereafter specify in writing:
          (a) If to the General Partner:
Republic Waste Services of Texas GP, Inc.
110 Southeast 6th Street, 28th Floor
Fort Lauderdale, Florida 33301
Attn: General Counsel
          (b) If to the Original Limited Partner:
Republic Waste Services of Texas LP, Inc.
C/o CT Corporation System
350 North St. Paul Street
Dallas, Texas 75201
Attn: Registered Agent
     Each notice or demand given by hand shall be effective as of its delivery to the other Partners as so provided. Each notice given by telecopy or telefax shall be effective as of the date on which such telegram or telefax is transmitted and confirmation of delivery, or attempted delivery, thereof is received. Each notice or demand given by mail shall be deemed delivered and effective on the earlier to occur of (a) the date of delivery as shown by the return receipt or (b) two days after the mailing thereof in accordance with the provisions hereof. Any Partner may change its address for purposes of receiving notices by giving notice thereof to the other Partner as provided in this Section 11.9.
[Signature Page To Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Agreement to be duly executed and delivered as of the day and year set forth herein.

GENERAL PARTNER: REPUBLIC WASTE SERVICES OF TEXAS GP, INC., a Delaware corporation
By:	/s/ David A. Barclay
	Name:	David A. Barclay
	Title:	Vice President/Secretary

LIMITED PARTNER: REPUBLIC WASTE SERVICES OF TEXAS LP, INC., a Delaware corporation
By:	/s/ David A. Barclay
	Name:	David A. Barclay
	Title:	Vice President/Secretary

EXHIBIT A
SCHEDULE OF PARTNERS’
INITIAL CAPITAL CONTRIBUTIONS,
PARTNERSHIP INTERESTS

	Initial Capital
Name	Contribution	Partnership Interests
GENERAL PARTNER	$10.00	1%
ORIGINAL LIMITED PARTNER	$990.00	99%

TOTAL:	$1,000.00	100%

A-1